                                                                  OMB APPROVAL
                                                         OMB Number: 3235-0167
                                                   Expires: September 30, 1998
                                                      Estimated average burden
                                                   hours per response.....1.50
                                   FORM 15


                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number 000-21607
                                                                     ---------

                             ISONICS CORPORATION
-------------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)

     4010 Moorpark Avenue, Suite 119, San Jose, CA 95117  (408)260-0155
-------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           Common Stock; Redeemable Common Stock Purchase Warrants
-------------------------------------------------------------------------------
       (Title of each class of securities covered by this Form)

                                    None
-------------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [x]         Rule 12h-3(b)(1)(i)     [ ]
        Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)    [ ]
                                           Rule 15d-6              [ ]

        Approximate number of holders of record as of the certification or notice date: Common Stock 7; Warrants 0
            ---------------------------
        Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of Registrant as specified in charter) has used this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 16, 1997                  By: \s\ Kevin Kelso
     --------------                     --------------------------------------
                                         C. Kevin Kelso, Counsel to Registrant

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.